                                                    INDEPENDENT AUDITORS' REPORT








To the Joint Venture Participants
of Cyanco Company


We have audited the accompanying balance sheet of Cyanco Company as of December 31, 1998 and 1997, and the related statements of income, joint venture capital, and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyanco Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.










                                                  TANNER + Co.


Salt Lake City, Utah
January 26, 1999



                                                                                            CYANCO COMPANY

                                                                                             Balance Sheet
                                                                                            (In Thousands)

                                                                                              December 31,
----------------------------------------------------------------------------------------------------------




                                                                             1998              1997
                                                                       -----------------------------------
              Assets
Current assets:
     Cash                                                              $           2,183  $          2,929
     Accounts receivable, net                                                      2,436             2,421
     Inventories                                                                   1,014               938
     Prepaid expenses                                                                174               240
                                                                       -----------------------------------

                  Total current assets                                             5,807             6,528

Property, plant and equipment, net                                                19,114            19,963
Other assets, net                                                                    601               630
                                                                       -----------------------------------

                                                                       $          25,522  $         27,121
                                                                       -----------------------------------

----------------------------------------------------------------------------------------------------------


              Liabilities and Joint Venture Capital

Current liabilities - accounts payable and accrued expenses            $           1,398  $          2,103
                                                                       -----------------------------------

Deferred royalty                                                                   2,422             2,443
                                                                       -----------------------------------

Commitments and contingencies                                                          -                 -

Joint venture capital                                                             21,702            22,575
                                                                       -----------------------------------

                                                                       $          25,522  $         27,121
                                                                       -----------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         1

                                                                                            CYANCO COMPANY
                                                                                       Statement of Income
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------

                                                            1998             1997              1996
                                                     -----------------------------------------------------

Revenues:
     Net sales                                       $           27,141  $        31,596  $         31,181
     Other                                                          104              242               417
                                                     -----------------------------------------------------

                                                                 27,245           31,838            31,598
                                                     -----------------------------------------------------


Costs and expenses:
     Cost of sales                                               16,498           17,791            17,670
     General and administrative                                   1,641            1,765             3,265
     Interest                                                         -                -                53
                                                     -----------------------------------------------------

                                                                 18,139           19,556            20,988
                                                     -----------------------------------------------------

                  Net income                         $            9,106  $        12,282  $         10,610
                                                     -----------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         2



                                                                                            CYANCO COMPANY
                                                                        Statement of Joint Venture Capital
                                                                                            (In Thousands)

                                                             Years Ended December 31, 1998, 1997, and 1996
----------------------------------------------------------------------------------------------------------




                                                           Nevada
                                                         Chemicals,         Degussa
                                                            Inc.             Corp.            Total
                                                     -----------------------------------------------------

Balance, January 1, 1996                             $            7,239  $         7,411  $         14,650

Distributions                                                    (2,500)          (2,500)           (5,000)

Capital contributions                                                33                -                33

Net income                                                        5,305            5,305            10,610
                                                     -----------------------------------------------------

Balance, December 31, 1996                                       10,077           10,216            20,293

Distributions                                                    (5,000)          (5,000)          (10,000)

Net income                                                        6,141            6,141            12,282
                                                     -----------------------------------------------------

Balance, December 31, 1997                                       11,218           11,357            22,575

Distributions                                                    (5,000)          (5,000)          (10,000)

Capital contributions                                                21                -                21

Net income                                                        4,553            4,553             9,106
                                                     -----------------------------------------------------

Balance, December 31, 1998                           $           10,792  $        10,910  $         21,702
                                                     -----------------------------------------------------


----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         3

                                                                                            CYANCO COMPANY
                                                                                   Statement of Cash Flows
                                                                                            (In Thousands)

                                                                                  Years Ended December 31,
----------------------------------------------------------------------------------------------------------

                                                                 1998            1997           1996
                                                            ----------------------------------------------
Cash flows from operating activities:
     Net income                                             $         9,106  $       12,282  $      10,610
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                                1,188           1,441          1,903
         Loss on disposal of equipment                                    -               1              -
         (Increase) decrease in:
              Accounts receivable                                       (15)            906             73
              Inventories                                               (76)            (55)          (121)
              Prepaid expenses                                           66              18            (53)
         (Decrease) increase in accounts payable
           and accrued expenses                                        (705)         (1,370)           835
                                                            ----------------------------------------------

                  Net cash provided by
                  operating activities                                9,564          13,223         13,247
                                                            ----------------------------------------------

Cash flows from investing activities:
     Purchase of property, plant and equipment                         (310)         (3,106)        (5,125)
     Decrease (increase) in other assets                                  -              61            (21)
                                                            ----------------------------------------------

                  Net cash used in
                  investing activities                                 (310)         (3,045)        (5,146)
                                                            ----------------------------------------------

Cash flows from financing activities:
     Payments on long-term debt                                           -               -         (1,903)
     Distributions to joint venture
       participants                                                 (10,000)        (10,000)        (5,000)
                                                            ----------------------------------------------

                  Net cash used in
                  financing activities                              (10,000)        (10,000)        (6,903)
                                                            ----------------------------------------------

                  Net (decrease) increase in cash                      (746)            178          1,198

Cash, beginning of year                                               2,929           2,751          1,553
                                                            ----------------------------------------------

Cash, end of year                                           $         2,183  $        2,929  $       2,751
                                                            ----------------------------------------------



----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.
                                                                                                         4

                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements

                                                      December 31, 1998 and 1997
--------------------------------------------------------------------------------

 1.  Organization and Significant Accounting Policies

Organization
Cyanco Company (the Company) is the owner and operator of a liquid sodium cyanide manufacturing facility located in Humboldt County, Nevada. The Company operates within the mining industry.

The Company is a non-corporate  joint venture.  Nevada  Chemicals,  Inc. (Nevada
Chemicals), a wholly-owned subsidiary of Mining Services International Corporation (MSI) owns a 50 percent interest in the joint venture, and Degussa Corporation (Degussa) owns a 50 percent interest in the joint venture.


The joint venture agreement also provides that each party has a first right of refusal to purchase the other party's interest in the event of withdrawal of one of the parties.


Cash Equivalents
For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.


Inventories
Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.


Property, Plant and Equipment
Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation on property, plant and equipment, other than the sodium cyanide plant, is determined using the straight-line method over the estimated useful lives of the assets which range from three to ten years. Depreciation on the sodium cyanide plant is determined using the units-of-production method. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in current operations.


Other Assets
Included in other assets are amounts relating to a payment for the license of certain technology and deferred costs associated with the sodium cyanide manufacturing facility. Amortization of these costs is determined using the units-of-production method. Amortization expense of other assets totaled (in thousands) $29, $47, and $83, in 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



 1.  Organization and Significant Accounting Policies
     Continued

Revenue Recognition
Revenue is recognized upon shipment of the product.

Income Taxes
The joint venture is not subject to federal income taxes since all income tax effects accrue directly to the joint venture participants.

Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. The Company has a distribution agreement with Degussa, which requires Degussa to indemnify the Company against any credit risk from receivables.


The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and believes it is not exposed to any significant credit risk on cash and cash equivalents.


The Company's customer base consists primarily of mining companies in the Western United States. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 1998


Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Reclassification
Certain amounts in the prior years financial statements have been reclassified to conform with the current year presentation.



--------------------------------------------------------------------------------

                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



2.   Detail of Certain Balance Sheet Accounts

                                                        December 31,
                                            ------------------------------------
                                                   1998              1997
                                            ------------------------------------
Accounts receivable (in thousands):
     Trade receivables                      $            2,436  $         2,424

     Less allowance for doubtful
       accounts                                              -               (3)
                                            ------------------------------------

                                            $            2,436  $         2,421
                                            ------------------------------------




Inventories (in thousands):
     Raw materials                          $              822  $           741
     Finished goods                                        192              197
                                            ------------------------------------

                                            $            1,014  $           938
                                            ------------------------------------




Accounts payable and accrued expenses (in thousands):
     Trade payables                         $            1,050  $         1,738
     Accrued expenses                                       70             303
     Due to joint venture participants                     278              62
                                            ------------------------------------

                                            $            1,398  $         2,103
                                            ------------------------------------






--------------------------------------------------------------------------------

                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



3.   Property, Plant and Equipment

Property, plant and equipment is comprised of the following (in thousands):


                                                   December 31,
                                        -----------------------------------
                                               1998             1997
                                        -----------------------------------

Plant                                   $           25,438  $        24,190
Machinery and equipment                              1,702            1,610
Land                                                   463              463
Vehicles                                               286              220
Office equipment and fixtures                          186              158
Construction in progress                                17            1,141
                                        -----------------------------------

                                                    28,092           27,782

Less accumulated depreciation
 and amortization                                   (8,978)          (7,819)
                                        -----------------------------------

                                        $           19,114  $        19,963
                                        -----------------------------------



4.   Bank Line-of-Credit

The Company has a bank line-of-credit agreement which allows the Company to borrow a maximum amount of $7,000,000 at an interest rate equal to the bank's LIBOR plus .5%. The line-of-credit matures on July 8, 1999, is secured by guarantees from Degussa and MSI and had no outstanding balance at December 31, 1998 and 1997.

5.   Deferred Royalty

The Company has a royalty agreement which calls for the Company to pay a royalty on the first 28,000,000 pounds of sodium cyanide produced in the original plant. The royalty is computed as one-half cent per pound for each pound of sodium cyanide sold on annual gross sales above $12,500,000 and less than $15,000,000 and one cent per pound for each pound of sodium cyanide sold on annual gross sales above $15,000,000. The Company has the option to buy out the royalty agreement at any time for $2,500,000 (the initial amount of the royalty agreement) less royalties previously paid. The Company's joint venture agreement provides for payments made under the royalty agreement to be specifically allocated to Nevada Chemicals as a reduction of their allocable income or distribution of assets upon dissolution or sale of the Company.

--------------------------------------------------------------------------------

                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------



5.   Deferred Royalty
     continued

No amount is due under this agreement for 1998. The amount due under this agreement for the 1997 production was approximately $21,000 which was paid in 1998 by Nevada Chemicals.



6.   Related Party Transactions

Related party transactions consist of the following (in thousands):


                                             Years Ended December 31,
                                  ----------------------------------------------
                                       1998           1997            1996
                                  ----------------------------------------------

Sales to a joint venture
partner (see note 7)              $        27,141  $      31,596  $       31,181

Raw materials purchased
from a joint venture partner      $             -  $         568  $        2,443

Management fees, cost
reimbursements and other
fees paid to the joint venture
 partners included in selling,
 general and administrative
expenses                          $           820  $         948  $          951

Amounts payable to a joint
venture partner included in
accounts payable                  $            70  $          62  $           87

Lease payment to a joint
venture partner                   $            53  $          62  $           18



7.   Distribution Agreement

The Company has entered into an agreement with Degussa which provides for Degussa to act as the exclusive (with certain exceptions) distributor of the Company's products.


Consequently, substantially all of the Company's revenues and trade receivables are from Degussa. The agreement expires on May 23, 2000, but may be renewed for subsequent terms subject to approval of both of the joint venture partners.

--------------------------------------------------------------------------------

                                                                  CYANCO COMPANY
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


8.   Profit Sharing Plan

The Company has adopted a defined contribution profit sharing plan which qualifies under Section 401(K) of the Internal Revenue Code. The plan provides retirement benefits for employees meeting minimum age and service requirements. Participants may contribute up to 20 percent of their gross wages, subject to certain limitations. The Company made contributions of (in thousands) $28, $33, and $29, during 1998, 1997 and 1996, respectively.


9.   Supplemental Cash Flow Information


                                             Years Ended December 31,
                                  ----------------------------------------------
                                       1998           1997            1996
                                  ----------------------------------------------

Amounts paid for interest
(in thousands)                    $           -  $          -  $             79
                                  ----------------------------------------------

During the years ended December 31, 1998 and 1996, the Company reduced its deferred royalty and increased its joint venture capital for royalty payments made by Nevada Chemicals Inc., of (in thousands) $21 and $33, respectively.


10.  Fair Value of Financial Instruments

None of the Company's financial instruments are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1998, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the company using available market information and appropriate valuation methodologies. Considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

11.  Commitments and Contingencies

The Company provides medical benefits for its employees under a plan which is partially self-funded by the Company.

The Company has entered into long-term transportation agreements for natural gas to its plant. The terms of these agreements provide for the supplier to provide natural gas to the plant site and for the Company to purchase certain minimum quantities of such gas per year. The term of the agreement is for ten years beginning in February 1990.

--------------------------------------------------------------------------------
                                                                              10